As filed with the Securities and Exchange Commission on February 5, 2013

Registration No. 333-118272

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-3238402 (IRS Employer Identification No.)

c/o Victory Acquisition I LLC

330 South Service Road

Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

COMVERSE TECHNOLOGY, INC. 2004 STOCK INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Peter Fante, Esq.

Chief Legal Officer

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

(Name and address of agent for service)

(631) 962-9600

(Telephone number, including area code, of agent for service)

With copies to:

Randi C. Lesnick, Esq.

Bradley C. Brasser, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

(212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On August 16, 2004, Comverse Technology, Inc., a New York corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-118272) (the “Registration Statement”) with the U.S. Securities and Exchange Commission with respect to 2,500,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), authorized for issuance under the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan.  The Registration Statement also covered such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), and, pursuant to Rule 416(c) under the Securities Act, an indeterminate amount of interests to be offered or sold pursuant to the Plan.

On February 4, 2013, pursuant to the Agreement and Plan of Merger, dated as of August 12, 2012, among the Company, Verint Systems Inc. (“Verint”) and Victory Acquisition I LLC (“Merger Sub”), a wholly owned subsidiary of Verint, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”).  As a result of the Merger, the Company’s Common Stock is no longer publicly traded.  Accordingly, the Company wishes to terminate the offering of securities registered pursuant to the Registration Statement.

Pursuant to the undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all securities of the Company registered on the Registration Statement that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York on February 5, 2013.

VICTORY ACQUISITION I LLC
(successor by merger to Comverse Technology, Inc.)

By:	/s/ Peter Fante
	Name:	Peter Fante
	Title:	Vice President and Secretary

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